Exhibit 99.1
CSB BANCORP, INC. REPORTS INCREASE IN SECOND QUARTER EARNINGS
Second Quarter and Year-to-Date Highlights:

	Three Months Ended	Six Months Ended
	June 30, 2007	June 30, 2007
Diluted earnings per share	$0.39	$0.72
Net Income	$956,000	$1,771,000
Return on average common equity	10.85%	10.11%
Return on average assets	1.17%	1.10%
Millersburg, Ohio — July 20, 2007 — CSB Bancorp, Inc. (OTCBB: CSBB.ob) today announced second quarter net income of $956 thousand, or $0.39 per basic and diluted share, as compared to $677 thousand, or $0.27 per basic and diluted share for the same period in 2006.
Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 10.85% and 1.17%, respectively, compared with 7.83% and .85% for the second quarter of 2006.
For the six months ended June 30, 2007, the Company reported net income of $1.77 million, or $0.72 per diluted share, up from $1.45 million, or $0.57 per diluted share in 2006. ROE and ROA for the six-month period were 10.11% and 1.10%, respectively, compared to 8.37% and .92% for the first half of 2006.
“We continue to work diligently at controlling costs, defending our net interest margin and seeking prudent growth in a very competitive market and difficult interest rate environment,” said Eddie Steiner, President and CEO. “Core operating expenses for the quarter, including operation of our new banking center, were .9% below the prior year level. Net interest margin of 4.30% for the quarter declined 12 basis points from second quarter 2006, although net interest income rose slightly due to higher loan volume.”

Revenue, defined as net interest income on a fully tax-equivalent basis plus non-interest income net of securities transactions, totaled $4.2 million in the second quarter, an increase of $150 thousand or 3.7% over the same period in the prior year. Current quarter revenue includes an insurance recovery of $187 thousand, relating to a claim from a cash shortage irregularity discovered and reported during the second quarter of 2006. Revenue increased 2.1%, or $170 thousand, in the first six months of 2007 to $8.2 million, as compared to $8.0 million during the first half of 2006.
The Company’s second quarter efficiency ratio, defined as operating expenses divided by revenue, was 62.8%, compared to last year’s same period ratio of 71.6%. Net of the prior year irregularity and current year insurance recovery, the efficiency ratio would have been 65.7% in second quarter 2007 versus 65.8% for the second quarter of 2006.
Non-interest expense totaled $2.6 million during the quarter, a decrease of $262 thousand, or 9.0%, from second quarter 2006. For the six months ended June 30, 2007, non-interest expense declined $350 thousand, or 6.2% versus the first six months of 2006. Prior year non-interest expense included a pre-tax charge of $237 thousand from an isolated and nonrecurring cash assets irregularity discovered and reported during the second quarter of 2006. Excluding the 2006 irregularity, non-interest expenses declined $25 thousand, or .9% in the second quarter of 2007 versus the same period in the prior year, and are $113 thousand, or 2.1%, lower for the six months ended June 30, 2007.
Federal income tax expense was $450 thousand for second quarter 2007, compared to $306 thousand for the same quarter in 2006. The effective tax rate for the quarter was 32.0% versus 31.1% in the prior year period. The increase in the effective tax rate was primarily the result of a lesser portion of tax-exempt securities in the Company’s investment portfolio due to a shifting return rate environment over the past year.
Mr. Steiner continued, “Our operating initiatives remain focused on simultaneously improving efficiencies and enhancing services to the markets and patrons we serve. During second quarter, we completely remodeled our South Clay Banking Center to provide full service banking to the entire Millersburg downtown market area and to accommodate the consolidation and closing of the 6 West Jackson Banking Center. We also completed an ATM and Debit Card system change, improving customer funds availability and fraud detection services while providing an updated look to our ATM service. The new Orrville Area Banking Center has been operational for one full quarter and is successfully generating new customer relationships in this growth market for our Company.”
Total assets averaged $327 million during the quarter, an increase of $5.4 million, or 1.7% from the same quarter in the prior year. Average loan balances of $240 million reflect an increase of $14.3 million, or 6.3%, over the prior year second quarter, while average securities balances of $68 million declined $7.6 million, or 10.0% as compared to second quarter 2006. The Company has funded a portion of its loan growth with proceeds from maturities in the investment securities portfolio.

Average commercial loan balances, including commercial real estate, increased $8.2 million, or 6.2% over the prior year second quarter. Average home mortgage and home equity balances grew $7.6 million, or 9.3% on a comparative quarter basis, while average consumer installment loan and credit card balances declined $1.6 million, or 14.8%.
As of June 30, 2007, nonperforming assets totaled $1.64 million, or .67% of period-end loans and other real estate, compared with $846 thousand, or .37%, at June 30, 2006. Net charge-offs for the quarter totaled $353 thousand, or an annualized rate of .59% of average total loans. For the six months ended June 30, 2007, net charge-offs totaled $383 thousand or .33% of average total loans as compared to net charge-offs of $125 thousand or .11% for the same period during 2006.
The Company’s allowance for loan losses at June 30, 2007 was 1.00% of period end loans and the Company funded $124 thousand in loan loss provision during the second quarter. The ratio of allowance for loan losses to nonperforming loans stood at 153% at June 30, 2007. Commenting on the Company’s credit quality, Mr. Steiner noted, “While loan charge-offs were somewhat higher during second quarter compared to the low levels we experienced in recent prior quarters, there does not appear to be any material elevation in the loan portfolio’s credit risk. We continue to refrain from participating in the sub-prime mortgage arena.”
Average deposit balances increased to $252 million at quarter-end, $7.6 million, or 3.1% above the prior year’s same quarter average. Within the deposit category, time deposits increased $7.4 million, or 6.2% above the average balance of the same quarter in the prior year, while non interest-bearing account balances increased $1.9 million, or 5.0%. Interest-bearing checking, money market and traditional savings average balances declined a combined $1.7 million, or 2.0% from year ago levels.
Shareholders’ equity totaled $35.1 million on June 30, 2007 with 2.5 million common shares outstanding at quarter-end. The Company’s capital position remains strong, with tangible equity to assets at 10.7% on June 30, 2007 as compared to 10.5% at June 30, 2006. The Company declared a common dividend of $0.18 per share during the quarter, a $0.02 increase from the prior-year quarter. Year-to-date dividends declared during 2007 of $0.36 per share represent a 12.5% increase above prior year-to-date dividends.
About CSB Bancorp, Inc.
CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $327 million as of June 30, 2007. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with ten banking centers in Holmes, Tuscarawas and Wayne counties and Trust offices in Millersburg and Wooster, Ohio.

Forward-Looking Statement
This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.
Contact Information:
Paula J. Meiler, SVP & CFO
330-763-2873
paula.meiler@csb1.com

CSB BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)
(Dollars in thousands except per share data)

	Quarters					YTD
	2007	2007	2006	2006	2006	2007	2006
EARNINGS	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	6 months	6 months

Net interest income FTE (a)	$3,313	$3,294	$3,354	$3,346	$3,327	$6,608	$6,677
Provision for loan losses	124	78	80	75	115	202	147
Other income	902	646	614	676	732	1,548	1,303
Other expenses	2,647	2,619	2,596	2,704	2,908	5,266	5,616
FTE adjustment (a)	38	39	48	52	55	77	110
Net income	956	815	846	813	677	1,771	1,451
Diluted EPS	0.39	0.33	0.34	0.32	0.27	0.72	0.57

PERFORMANCE RATIOS
Return on average assets (ROA)	1.17%	1.02%	1.05%	1.01%	0.85%	1.10%	0.92%
Return on average common equity (ROE)	10.85%	9.37%	9.65%	9.42%	7.83%	10.11%	8.37%
Net interest margin FTE (a)	4.30%	4.40%	4.40%	4.40%	4.42%	4.35%	4.49%
Efficiency ratio	62.80%	66.47%	65.42%	67.23%	71.64%	64.57%	70.38%
Number of full-time equivalent employees	128	124	126	127	130

MARKET DATA
Book value/common share	$14.26	$14.18	$14.03	$13.82	$13.41
Period-end common share mkt value	17.75	17.57	19.00	19.00	20.40
Market as a % of book	124.48%	123.94%	135.52%	137.48%	152.13%
PE ratio	11.38	13.31	13.97	14.84	18.89
Cash dividends/common share	$0.18	$0.18	$0.16	$0.16	$0.16	$0.36	$0.32
Common stock dividend payout ratio	46.15%	54.55%	47.06%	50.00%	59.26%
Average basic common shares	2,461,918	2,487,087	2,499,356	2,505,785	2,531,456	2,474,936	2,551,661
Average diluted common shares	2,463,240	2,487,087	2,503,056	2,507,934	2,535,021	2,475,000	2,555,449
Period end common shares outstanding	2,462,888	2,462,931	2,499,181	2,499,476	2,519,734
Common shares repurchased	43	36,290	295	20,258	47,672	36,333	58,766
Common stock market capitalization	$43,716	$43,274	$47,484	$47,490	$51,403

ASSET QUALITY
Gross charge-offs	$379	$47	$107	$23	$145	$426	$180
Net charge-offs	353	30	10	5	118	383	125
Allowance for loan losses	2,426	2,655	2,607	2,537	2,467
Nonperforming assets (NPAs)	1,635	1,585	1,509	1,471	846
Net charge-off/average loans ratio	0.59%	0.05%	0.02%	0.01%	0.21%	0.33%	0.11%
Allowance for loan losses/period-end loans	1.00	1.13	1.12	1.10	1.08
NPAs/loans and other real estate	0.67	0.67	0.65	0.64	0.37
Allowance for loan losses/nonperforming loans	152.99	172.89	172.81	177.26	291.47

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	10.72%	10.83%	10.72%	10.79%	10.53%
Average equity to assets	10.82	10.91	10.86	10.70	10.79
Average equity to loans	14.72	15.11	15.13	14.97	15.35
Average loans to deposits	95.45	92.12	91.32	93.01	92.57

AVERAGE BALANCES
Assets	$326,665	$323,327	$320,407	$320,477	$321,299	$324,556	$319,066
Earning assets	308,703	303,899	302,226	301,395	301,956	306,313	299,582
Loans	240,208	233,434	230,004	229,042	225,939	236,839	221,300
Deposits	251,660	253,398	251,875	246,258	244,082	252,025	246,002
Shareholders’ equity	35,348	35,269	34,789	34,298	34,673	35,310	34,976

ENDING BALANCES
Assets	$327,465	$322,358	$327,240	$320,227	$320,899
Earning assets	309,484	305,129	307,682	302,362	300,751
Loans	242,485	235,818	232,432	229,832	228,111
Deposits	250,365	253,531	260,178	249,605	242,823
Shareholders’ equity	35,119	34,915	35,070	34,553	33,799

NOTES:
(a) — Net Interest income on a fully tax-equivalent (“FTE”) basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis is not an accounting principle generally accepted in the United States of America.

CSB BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	June 30,
	2007	2006
ASSETS
Cash and cash equivalents
Cash and due from banks	$10,253,372	$11,990,923
Interest-earning deposits in other banks	136,457	9,964
Federal funds sold	0	350,000

Total cash and cash equivalents	10,389,829	12,350,887
Securities
Available-for-sale, at fair-value	63,757,288	69,256,199
Restricted stock, at cost	3,105,900	3,023,800

Total securities	66,863,188	72,279,999
Loans	242,484,648	228,110,564
Less allowance for loan losses	2,426,110	2,467,284

Net loans	240,058,538	225,643,280
Loans held for sale	0	0
Premises and equipment, net	7,527,394	7,486,661
Accrued interest receivable and other assets	2,626,158	3,137,890

TOTAL ASSETS	$327,465,107	$320,898,717

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Nontinterest-bearing	$40,648,183	$38,119,508
Interest-bearing	209,716,320	204,703,822

Total deposits	250,364,503	242,823,330
Short-term borrowings	33,257,047	39,889,842
Other borrowings	7,202,919	2,704,998
Accrued interest payable and other liabilities	1,521,503	1,681,549

Total liabilities	292,345,972	287,099,719

Shareholders’ equity
Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,667,786 shares	16,673,667	16,673,667
Additional paid-in capital	6,439,015	6,418,965
Retained earnings	17,132,359	15,388,867
Treasury stock at cost — 204,898 shares in 2007 and 148,053 shares in 2006	(4,348,856)	(3,275,850)
Accumulated other comprehensive loss	(777,050)	(1,406,651)

Total shareholders’ equity	35,119,135	33,798,998

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$327,465,107	$320,898,717

CSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Quarter ended		Six months
	June 30,		June 30,
	2007	2006	2007	2006
Interest and dividend income:
Loans, including fees	$4,485,314	$4,146,970	$8,799,834	$7,969,475
Taxable securities	734,392	759,167	1,484,449	1,536,966
Nontaxable securities	66,617	99,693	135,129	201,516
Other	2,186	247	15,380	6,839

Total interest and dividend income	5,288,509	5,006,077	10,434,792	9,714,796
Interest expense:
Deposits	1,600,736	1,272,915	3,154,099	2,439,835
Other	412,420	460,229	750,048	707,755

Total interest expense	2,013,156	1,733,144	3,904,147	3,147,590

Net interest income	3,275,353	3,272,933	6,530,645	6,567,206
Provision for loan losses	124,271	114,667	202,276	146,667

Net interest income after provision for loan losses	3,151,082	3,158,266	6,328,369	6,420,539

Non-interest income
Service charges on deposits accounts	316,887	337,640	592,359	652,726
Trust services	186,638	164,348	356,275	256,590
Securities gains	5,430		5,430
Other	392,937	230,218	593,929	393,333

Total non-interest income	901,892	732,206	1,547,993	1,302,649
Non-interest expenses
Salaries and employee benefits	1,434,823	1,435,548	2,842,003	2,921,503
Occupancy expense	181,720	167,530	366,273	338,743
Equipment expense	125,214	121,377	241,132	257,513
Franchise tax expense	104,741	112,192	206,079	221,392
Professional and director fees	164,760	174,431	306,142	348,452
Other expenses	635,249	897,041	1,304,754	1,528,326

Total non-interest expenses	2,646,507	2,908,119	5,266,383	5,615,929

Income before income tax	1,406,467	982,353	2,609,979	2,107,259
Federal income tax provision	450,000	305,700	839,000	656,700

Net income	$956,467	$676,653	$1,770,979	$1,450,559

Net income per share
Basic	$0.39	$0.27	$0.72	$0.57

Diluted	$0.39	$0.27	$0.72	$0.57
Note: Certain prior year balances have been reclassified to conform to the current year presentation.